CERTIFICATE OF COMPLIANCE The undersigned, an officer of ABN AMRO Mortgage Group, Inc., (the "participant"), hereby certifies as follows: I . I have made, or caused to be made under my supervision, a review of the activities of ABN AMRO Mortgage Group, Inc. during the preceding calendar year ending December 31, 2001, with respect to performance under the Servicing Certificates attached: and 2. To the best of my knowledge, based on such review, there is as of this date, no default by ABN AMRO in the fulfillment of any of it's obligations under this issue. In witness whereof the undersigned has this Certificate of Compliance this 1st day of March, 2002. ABN AMRO Mortgage Group, Inc. By: Renee' B. Dettman Vice President Master Servicing Certificates PROGRAM NUMBER: ABN98001 ABN98002 ABN98003 ABN98004 ABN98005 ABN99001 ABN99002 ABN99003 ABN99004 ABN99005 ABN99006 ABN99007 ABN99008 ABN00001 ABN00002 ABN00003 ABN00004 ABN01002 ABN01003 ABN01005 A13N01006 ABN0101A ABN01007